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                                        [LETTERHEAD OF TERRA NOVA HOLDINGS LTD.]


                                 NEWS RELEASE
                      TERRA NOVA (BERMUDA) HOLDINGS LTD.


                          TERRA NOVA GROUP COMPLETES
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                             $75,000,000 BOND ISSUE
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Hamilton, Bermuda, August 26, 1997 - Terra Nova Insurance (UK) Holdings plc
today completed the issue to institutional buyers of $75,000,000 7.2% Senior Notes due 2007 fully and unconditionally guaranteed on a senior basis by Terra Nova (Bermuda) Holdings Ltd. (NYSE:TNA)

The Senior Notes will mature on August 15, 2007. Interest on the Senior Notes will accrue at the rate of 7.2% per annum and will be payable semi-annually on each February 15 and August 15 commencing February 15, 1998.

Commenting on the issue, John Riddick, Chairman of Terra Nova Insurance (UK) Holdings, said, "This Senior Note issue will provide additional capital resources to our UK holding company, the parent of our three insurance businesses operating in the London Market and at Lloyd's". He continued "This additional capital puts the Terra Nova Group in an increasingly strong position to respond to the insurance and reinsurance needs of our brokers and clients."

The Senior Notes have not been and will not be registered under the U.S. Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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Terra Nova (Bermuda) Holdings Ltd. is the holding company for four wholly owned operating entities - Terra Nova Insurance Company Limited in the UK, Terra Nova (Bermuda) Insurance Company Ltd., Terra Nova Capital Limited and Octavian Syndicate Management Limited, which manages seven Lloyd's syndicates in which the company has a participation. Through these subsidiaries the company underwrites a diverse property, casualty, marine and aviation insurance and reinsurance business on a worldwide basis.

For further information contact:

Mr. John Riddick                         Mr. William J. Wedlake
Chairman                                 Senior Vice President and CFO
Terra Nova Insurance (UK) Holdings plc   Terra Nova (Bermuda) Holdings Ltd.
Terra Nova House                         c/o Terra Nova House
41-43 Mincing Lane                       41-43 Mincing Lane
London EC3R 7SP                          London EC3R 7SP
England                                  England

Tel:  011-44-171-369-5100                Tel:  011-44-171-369-5153
Fax:  011-44-171-369-5099                Fax:  011-44-171-369-5150